EXHIBIT (a)(1)(f)

CALVERT RESPONSIBLE INDEX SERIES, INC.
ARTICLES SUPPLEMENTARY

Calvert Responsible Index Series, Inc., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND: Pursuant to authority expressly vested in the Board of Directors by Article VI of the charter of the Corporation, the Board of Directors has duly divided and classified or reclassified the authorized and unissued shares of each series of the Corporation’s Common Stock, par value $.01 per share, as follows:

Series and Class	Number of Authorized Shares

Calvert International Responsible Index Fund - Class A	75,000,000
Calvert International Responsible Index Fund - Class I	75,000,000
Calvert International Responsible Index Fund - Class R6	75,000,000

Calvert US Large-Cap Core Responsible Index Fund - Class A	75,000,000
Calvert US Large-Cap Core Responsible Index Fund - Class C	75,000,000
Calvert US Large-Cap Core Responsible Index Fund - Class I	75,000,000
Calvert US Large-Cap Core Responsible Index Fund - Class R6	75,000,000

Calvert US Large-Cap Growth Responsible Index Fund - Class A	75,000,000
Calvert US Large-Cap Growth Responsible Index Fund - Class I	75,000,000

Calvert US Large-Cap Value Responsible Index Fund - Class A	75,000,000
Calvert US Large-Cap Value Responsible Index Fund - Class I	75,000,000

Calvert US Mid-Cap Core Responsible Index Fund - Class A	75,000,000
Calvert US Mid -Cap Core Responsible Index Fund - Class I	75,000,000

Unallocated	1,025,000,000
TOTAL	2,000,000,000

THIRD: The Series and Classes of shares of the Company, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, are not changed by these Articles Supplementary, except as described herein.

FOURTH: The foregoing amendment to the charter of the Corporation does not increase the authorized capital stock of the Corporation.

IN WITNESS WHEREOF, Calvert Responsible Index Series, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 1st day of February, 2019.

CALVERT RESPONSIBLE INDEX SERIES, INC.

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and Secretary

ATTEST:

By:	/s/ Katy D. Burke
Katy D. Burke
Assistant Secretary

The undersigned Vice President of Calvert Responsible Index Series, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and states under penalties of perjury that, to the best of her knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and Secretary